EXHIBIT 99.1

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Susan E. Baham
Executive Vice President
(843) 529-5601

First Financial Holdings, Inc. Completes Sale of

$45.0 Million of Trust Preferred Securities

     CHARLESTON, S.C. - March 24, 2004 - First Financial Holdings, Inc. (NASDAQ: FFCH), the parent company of First Federal Savings and Loan Association of Charleston, announced today the issuance of $45.0 million of trust preferred securities through First Financial Capital Trust I, an unconsolidated special purpose entity formed for the purpose of the offering. The trust preferred securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. The securities may only be offered or sold with appropriate registration or an applicable exemption from registration requirements.

     The trust preferred securities, which bear a fixed interest rate of 7.0% mature on April 6, 2034, and are callable without penalty at any time on or after April 7, 2009, and earlier, at a premium, upon the occurrence of certain special events. Sandler O'Neill & Partners, L.P. acted as the sole lead manager in the transaction.

     First Financial Capital Trust I used the proceeds from the sale of the trust preferred securities to purchase Junior Subordinated Debt Securities of First Financial. First Financial intends to use its net proceeds to pay off its $24.1 million line of credit with another bank, with the remainder of the proceeds to be retained for working capital and other corporate purposes.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

     First Financial is the thrift holding company of First Federal which operates a total of 46 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. First Financial also provides insurance, brokerage and trust services through First Southeast Insurance Services, The Kimbrell Insurance Group, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.